Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-141703,
333-141703-01 and 333-141703-02
PRICING TERM SHEET DATED SEPTEMBER 28, 2007
DISCOVER® CARD EXECUTION NOTE TRUST
DiscoverSeries Notes, Class A(2007-1)
$1,000,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A (2007-1)
Principal Amount	$1,000,000,000
Interest Rate	Interpolated Swaps + 0.59% at time of pricing
Required Ratings (Moody’s / S&P / Fitch)	Aaa / AAA / AAA
Expected Maturity Date	September 15, 2017
Weighted Average Life	9.95 years
Legal Final Maturity Date	March 16, 2020
Pricing Date	September 28, 2007
Settlement Date	October 4, 2007
Underwriters	Deutsche Bank Securities Inc.	$143,000,000
	Greenwich Capital Markets, Inc.	$143,000,000
	ABN AMRO Incorporated	$142,800,000
	Banc of America Securities LLC	$142,800,000
	Citigroup Global Markets Inc.	$142,800,000
	J. P. Morgan Securities Inc.	$142,800,000
	RBC Capital Markets Corporation	$142,800,000
Underwriting Discounts and Commissions	0.400%
Underwriting Concessions	0.240%
Underwriting Reallowance	0.120%
Price to Public	[ ]%
Proceeds to Discover Card Execution Note Trust	$[ ]
Estimate of Expenses	$780,000
Minimum Principal Receivables Balance [1,2]	$31,060,826,881.72
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [2]	$5,102,521,019.61
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [2]	14.11%

[1]	An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2007-1) notes.

[2]	As of September 28, 2007, after giving effect to the issuance of the Class A(2007-1) notes.
Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended, (including a prospectus) (Registration Nos. 333-141703, 333-141703-01 and 333-141703-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for these Class A(2007-1) Notes filed pursuant to Rule 424(b) on September 28, 2007, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, the master trust, the note issuance trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.